FRIEDMAN BILLINGS RAMSEY GROUP, INC.


         CONFERENCE CALL


         SECOND QUARTER EARNINGS RELEASE 2006


         JULY 28, 2006











SECOND QUARTER EARNINGS
CONFERENCE CALL
July 28, 2006

OPERATOR: Good morning. My name is Patrice and I will be your conference operator today. At this time, I would like to welcome everyone to FBR's second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad. If you would like to withdraw your question, press star and the number two on your telephone keypad. Thank you. Mr. Harrington, you may begin your conference.

MR. HARRINGTON: Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods, constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on form 10-K, and in quarterly reports on form 10-Q. I would now like to turn over the call to FBR Group's Chairman and Chief Executive Officer, Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

MR. BILLINGS: Good morning, everybody. By now, you have seen the results for the quarter. In this call, we will touch, briefly, on factors affecting these results, and then walk you through the FBR Capital Markets transaction and what we believe the impact will be. In merchant banking, the recognition of a $42.2 million dollar write-down in the value of five securities held in our portfolio resulted in a $30.2 million dollar loss for the quarter. Excluding this non-cash write-down, earnings for the second quarter would have been $.07 cents per share.

As the release indicates, $26.8 million dollars of the write-down had already been reflected in book value at the close of the first quarter. The write-down decision relates to trading values that are below their respective cost bases, and does not represent any change in FBR's investment intent regarding these securities. For the most part, our holdings are in what we consider to be strong companies, a number of which have achieved solid operating results, and paid substantial dividends. We believe there is significant value in these companies, and expect them to perform well over time.

Turning to mortgage-related investments, we continue to be in a transitional stage, as we reposition our balance sheet investment portfolio - a process that we expect to complete in the third quarter of this year. The portfolio yield for the quarter was 6.39 percent, with a cost of funds of 5.38 percent. As we continue to redeploy the investment capital within our mortgage securities portfolio, we expect to see returns gradually improve. Average assets in our mortgage backed security portfolio were $1.1 billion dollars for the quarter, and today are approximately $4.5 billion dollars.

As we indicated in the last call, First NLC returned to profitability in the second quarter, with operating earnings of $4.7 million dollars on a pre-tax basis. Most importantly, FNLC lowered its cost to originate to 177 basis points during the second quarter, a significant improvement from the 210 basis point cost to originate in the first quarter. Over the same two periods, loan originations increased from 1.5 billion in the first quarter, to 1.9 billion in the quarter just ended. The FNLC team has done a great job in what is still a challenging environment. As a result of strengthening the origination platform, and a continuing focus on cost control, we expect First NLC to remain profitable on a going-forward basis.

In investment banking, revenue was down from first quarter levels. Both the diversified industries and the energy groups performed well, but they did not fully offset the lower activity levels in our financial institutions and real estate groups, two of our traditional areas of strength, and among the largest sectors in the equity capital markets. Overall, however, we are pleased with the increasing diversity of our investment banking platform, and we expect to see increased opportunities in financial institutions and real estate when the effect of rising short-term rates and a flat yield curve abate.

In investment banking, we executed fewer lead managed equity transactions than in the first quarter, with two large transactions being downsized, consistent with the challenging market conditions. Both the energy and diversified industry groups performed solidly during the quarter. In particular, we have made solid progress in the government defense area in recent quarters. In the second quarter, we completed a $346 million dollar sole managed 144A transaction for a defense communication company, our first 144A transaction in the diversified industrial group. Today, while predictions are difficult, given present market conditions, our pipeline is solid and increasingly diverse, with particular strength in insurance, energy, and diversified industries. We are also seeing increasing activity in financial services and real estate, and mergers and acquisition activity as well.

In the near term, even as we work through this transitional phase in our mortgage portfolio, we believe a reasonable model would result in an eight to ten percent or higher return on equity for our principle investing and mortgage finance businesses, understanding that it may be accompanied with volatility. It is these businesses that will be primary drivers of the dividend. On the capital markets side, with normal quarter to quarter fluctuations notwithstanding, we have historically and expect to continue to generate much higher returns on equity, with these earnings being reinvested to support growth and book value.

Obviously, the recent formation of and the capital raised for FBR Capital Markets Corporation, were very significant steps for the company. I'd like to take a moment to try to put these events in to context for you.

In 2001, we created a strategic plan to expand and diversify what was primarily a FIG and real estate focused business. We executed that plan with success achieving, for two of the last three years, the number one position in raising initial equity capital across all industries and all market caps. Significantly, in 2005, when capital raising in FIG and real estate were at a low point, we were still able to achieve the number one ranking, thanks to our growing presence in energy, insurance, and diversified industries - demonstrating the success in executing the plan.

Late in 2005, we developed the next phase of our strategic plan, which focuses on leveraging our equity capital markets franchise in a number of key areas. Revenues from our mergers and acquisitions and advisory businesses are disproportionately small, compared to our capital markets business. Most of our peer firms generate anywhere from thirty to fifty percent of their investment banking revenue from their M&A groups. In 2005, only five percent of our revenue was from M&A and advisory, and about seven and a half percent, so far this year. That is directly proportional to the resources we have dedicated to that business line. We intend to build our M&A department through hiring, and we will also evaluate small tuck in acquisitions to grow that business. We believe that our existing client relationships and market presence give us a very high likelihood of success in this effort.

Similarly, our sales and trading revenues are under-represented, in comparison to our capital markets revenues. We believe that, without even approaching the typical industry ratio of capital markets revenues to sales and trading, we can achieve significant growth in our sales and trading business from its current annual run rate of about $130 million dollars. Our current year growth rate in this business is strong evidence of what we believe can be accomplished by applying capital in a client focused approach.

Today, as a result of our targeted industry diversification, we focus on eight industry sectors, that make up nearly ninety percent of placecountry-regionU.S. equity capital markets. We will continue to grow our investment banking franchise further, specifically, by adding resources in our diversified industries, health care, and consumer groups.

Finally, we believe we have a unique, untapped opportunity in an asset management business that currently possesses a number of funds with superior long-term performance, track records and with managers who have long tenure with FBR and with those funds. These are some of the key ingredients in building a successful asset management business. We are going to be focusing additional resources on asset management and, there, too, we will consider tuck in acquisitions to accelerate its growth.

This is the essence of the second stage strategic plan, which we will pursue over the next few years. The creation of FBR Capital Markets Corporation gives us the capital we believe will be required to execute this strategic plan. Other important benefits of the transaction include the increased ease of valuing the whole company for investors, and the ability to see through to the value of the broker-dealer, which we believe has become lost in the overall valuation of FBR Group. For example, we currently own 46 million shares of FBR Capital Markets with a market value equating to $690 million dollars or $4.02 for every share of FBR Group.

Second, this transaction is meaningfully accretive to our book value, generating a cash gain of $120 million dollars for the FBR Group shareholders. Third, we were able to add what, we believe, will be an important strategic investor to the business in the form of Crestview Partners, who approached us with interest in our business concurrent with our 144A capital raising activities. This is an atypical investment for a private equity firm, as it represents a minority interest in what will be a public company. We think it speaks volumes about how strongly Crestview views the opportunities in our business. Crestview, as you know, is a group of former Goldman Sachs partners and colleagues, two of which will join us on our FBR Capital Markets board of directors. We believe that their experience in our business will prove to be a most valuable asset to us.

Looking ahead, while it is difficult to have great near-term visibility in our capital markets business, we are very optimistic and excited about the opportunities targeted by our strategic plan, and by the recent investment that will enable it. While we know there will be bumps along the way, we have a high degree of confidence that with the continued dedication of our very talented employees, we will be delivering successfully on our plan. At this point, I'd like to open the call to questions.

OPERATOR: At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q and A roster. The first question comes from Steven Eisman, with Frontpointe.

STEVEN EISMAN, FRONTPOINTE: Good morning. I just have a couple of questions. First, given the information that you provided in the press release on the REIT earnings, I calculate, after the loan loss provision, about $.04 cents per share in earnings, and pre-provision around $.09 cents, so I'm assuming that the distributable dividend is probably somewhere in between those two numbers. Would that be accurate?

RICHARD HENDRIX: Steven, I think when you adjust for the write-down, that the earnings are between $.07 and $.08 cents.

MR. EISMAN: No, I adjusted for the write-down.

MR. HENDRIX: Okay. I'm not sure what other adjustments would be, but the distributable earnings will be coming out of the REIT as what we indicated.

MR. EISMAN: Okay, so, according to your calculations, the distributable earnings are around $.07 to $.08 cents a share?

MR. HENDRIX: For the second quarter, correct.

MR. EISMAN: Okay. Second question is you've gone through a very long period of reducing the size of the mortgage-backed security portfolio, and this quarter you've bought around $2.3 billion. I'm just asking why, given that the net interest margin, according to your data, is only 28 basis points right now.

MR. HENDRIX: Steven, it's 28 basis points on the whole portfolio and on new investments that have been made over the course of the last quarter. So, we believe we're achieving a 13% or so return on equity, and that was a fully hedged position. We think that's an attractive return on equity, and it is going to benefit the earnings numbers you just went through a minute ago as we go through the third and fourth quarters and beyond.

MR. EISMAN: And my last question, the net interest margin in the nonconforming portfolio is 92 basis points after all expenses pre-provision. When you look at other companies that are comparable to you, like New Century, a LEND, or even some of the smaller companies, the NIM after everything tends to range from 200 to 300 basis points, which is pretty considerably higher than the 92 it seems that you're showing. I wonder if you could reconcile the differences?

MR. HENDRIX: I'm not sure those are totally comparable as you suggest, and I don't have our competitors' numbers right here in front of us, but I will tell you that one of the impacts is that we have not been putting new assets on the balance sheet in the nonconforming sector. So we have not been running our yield in that business up as we have continued to re-invest. So, you are watching a static pool as you pay down AAA which is your lowest cost of funding. And we haven't hit the resets yet on existing assets, which should begin to happen over the next three or four quarters. So, again, I can't tell you without having everybody else's numbers in front of us, but I would say the biggest impact is that we have not been reinvesting and continuing to maintain the size of that portfolio at higher yields.

MR. EISMAN: I just might ask an accounting question. The merchant banking portfolio, because it's in the REIT when you report it, the realized gains are reported as part of income and the unrealized gains are lost as a part of equity. But if I recall from the prospectus, you're going to share 50% of all profits and losses with the FBR Capital Markets, and I'm just wondering if the Capital Markets part is going to report it the same way, or because it's an investment bank they're going to have to report all the realized gains and losses and unrealized gains and losses as part of income?

MR. HENDRIX: Well, it is clearly done the same way - we will have a separate merchant banking subsidiary that will have AFS accounting and so it'll all work the same. Just to be clear, it's not a profit sharing between those two entities. They are going to invest side by side so that the capital will be invested 50% in Capital Markets and 50% at the REIT. There's no revenue or profit sharing, and it has nothing to do with the existing portfolio. It's on prospective investments, but the accounting will be the same.

MR. EISMAN: Okay, it's only on prospective investments?

MR. HENDRIX: Correct.

MR. EISMAN: Okay, thank you.

OPERATOR: Your next question comes from Richard Herr with KBW.

RICHARD HERR, KBW: Hi, good morning, just two or three questions. One, can you help us with the gain on sale margins on the amount of sub prime loans that were sold during the quarter? And just lastly, just in terms of the build-out of the M&A, a lot of the smaller and mid cap broker/dealers tend to have the M&A operation covered basically by the bankers who do the underwriting. I was curious why that hasn't been the case at FBR, what you're going to do or who you're going to hire rather to help build up the M&A business? Thanks.

MR. BILLINGS: Richard, to the question on M&A, most investment banks actually do have dedicated, focused M&A professionals within their vertical. And, historically, our M&A business comes from equity capital markets people who, because of the relationships we generate from being the largest small- to mid-cap equity underwriter in the placecountry-regionUnited States, will generate strong relationships, and we will do M&A business from that methodology. But not having dedicated professionals focused on these companies and these relationships diminishes our ability to maximize the level of activity that we believe we will do in that area. And so, we have dedicated employees in each of our verticals focusing not only on companies that we have capitalized or created and with which we have, we believe, disproportionately strong positions as it relates to our relationship to the top management. We may have placed much or most, but not all of the stock - these kinds of relationships will give us an ability to build this to a proportionality level that is much more commensurate with the industry, and we think that we're seeing beginning evidence of that. But again we think this is a process that will take place over the next couple of years, and that we're very optimistic we'll see significant results as it relates to that.

MR. HENDRIX: And, Rich, with regard to the sales at NLC, the company originated $1.9 billion in loans and sold $1.9 billion in the quarter.

MR. HERR: Thanks.

OPERATOR: Your next question comes from Steve DeLaney with Flagstone Securities.

STEVE DELANEY, FLAGSTONE SECURITIES: Good morning, gentlemen. I was wondering if the 10Q will identify the five specific names that have been impaired. And I guess, I mean if we look at the first quarter Q, we can see five that jump out as being in a loss position. So is it reasonable that that would be where you took your impairment?

MR. BILLINGS: Yes, it is, it is. And you will be able to make that determination basically from the Q.

MR. DELANEY: Great. And on what Eric said, I mean you're not changing your strategy but you impaired them from an accounting charge standpoint, but that doesn't mean you're going to sell or liquidate those positions, is that the correct position?

MR. BILLINGS: Yes, that's absolutely correct. In one or two we may. For instance, placeCityAmes, which is a non-prime mortgage company that we own, received a bid, and they will be getting cash for a significant portion of that. And another company like Fieldstone, which continues to generate a 15 to 20% cash return on equity, is, we think, a great business. So that will be marked down, and we will hold it very patiently and wait until the market value is more appropriately committed to the characteristics that we believe are true of the business. So by and large that's absolutely correct, Steve, and there's no change in the way we are running that portfolio.

MR. DELANEY: Okay, sounds good. And, you know, from reading the documents about the new cap markets deal, I mean it's clear that the existing merchant banking portfolio is not part of that transaction. That's correct, right?

MR. HENDRIX: That is correct.

MR. DELANEY: Now, but going forward, I mean the way IB works, I mean the new entity does the 144A or a PIPE or something and you guys get, you know, warrants or restricted shares on a deal done say in `07. I assume that that merchant banking activity or that equity opportunity is going to stay in the new entity?

MR. HENDRIX: It does, Steve, we don't typically view that as merchant banking, that's income associated with underwriting if we end up with warrants, but it does stay in that entity.

MR. DELANEY: In the new group, so I what that leads me to is, you know, kind of what you've got here is the legacy portfolio. With the new structure for capital markets and banking will the sort of core merchant banking portfolio be increasing or will more of that activity be in the shared entity going forward?

MR. BILLINGS: Well, the old assets of course stay in FBR Group, the legacy portfolio. New investments, as they come in, will be approximately 50/50, 50%/50% invested in FBR Capital Markets and in FBR Group, be held in each accordingly.

MR. DELANEY: Okay, all right, thanks. And then, Kurt, I guess these are just housekeeping accounting things, The 28% external ownership in FBR Capital Markets, is that going to show up as a minority interest on your balance sheet?

MR. HARRINGTON: Yes, that's correct, both on the balance sheet and on the income statement.

MR. DELANEY: Okay, and at some point you get the 70 cent increase in book value, but should we assume there'll be, as you do your purchase accounting, some goodwill or intangible addition as well?

MR. HARRINGTON: No.

MR. DELANEY: There's not going to be?

MR. HARRINGTON: No, there won't.

MR. DELANEY: Okay, all right, that's important, all right.

MR. HARRINGTON: It's just, you know, it's just new capital coming into the business.

MR. DELANEY: Okay, you're not writing off existing assets or creating intangibles then?

MR. HARRINGTON: No.

MR. DELANEY: Okay, that's very important, thank you. All right, thank you for clarifying that. And then one final thing on the MBS portfolio, can you estimate how much free capital you have remaining? With the fully invested portfolio size, I guess you're up to $3.2 billion now. Of course, I think Eric said $4.5 billion now, but how much further do we have the capital available, allocated to take that portfolio?

MR. HENDRIX: You know, Steve, it really just depends on what kind of leverage charge you've been looking at. But I think you could think about it in terms of $150 million to $200 million of additional capital that could be deployed there.

MR. DELANEY: Still remaining after the $4.5?

MR. HENDRIX: Yes.

MR. DELANEY: Okay, great, okay, thanks so much, guys.

OPERATOR: Your next question comes from Miguel Fidalgo with Noonday Asset Management.

MIGUEL FIDALGO, NOONDAY ASSET MANAGEMENT: Good morning gentlemen. A couple of questions for you. First, could you break down the $109 million decline in AUM in terms of market depreciation versus flows?

MR. HENDRIX: You know, Miguel, I don't have that breakdown. I would tell you though that when you look at the different categories, it's mostly flow. We were down a little bit performance wise in a couple of the mutual funds I think in the second quarter, but not enough to have a big impact. And as you know those didn't change much anyway. And so it's primarily flows and it's primarily in the hedge fund area.

MR. FIDALGO: Okay, I'm showing your hedge fund and offshore funds line down 8% sequentially. Do you have any visibility as to when these outflows may stop?

MR. HENDRIX: Well, I think we've talked about it in the previous calls, you know the outflows have been really associated with funds we've closed down and liquidations of those funds as opposed to outflows from continuing funds. And so we've had some continuing trickling of that activity because we had pieces that took longer to liquidate as people were shutting down. But, you know, we think that is substantially over.

MR. BILLINGS: Miguel, I think importantly that most all of the funds have performed better than the market, and I think the hedge fund has been up 5% for the year and maybe more, I don't know exactly, but in that vicinity. So the performance actually has been good, continues to be very good, and some of the outflows, as Rick said, on existing funds - not discontinued activity from a year ago - tends to be more industry sector focused in the financial area, as people sort of focus away from there we'll have some outflows, but all within the realm that we would consider normal. But I think very importantly, Miguel, as you know, this is an area of great focus for us. I think there is recognition of the fact that, while we've built what we think is a great mutual fund and asset management platform from the perspective of track record and managers that are exceptionally talented in this regard, we've done a very sub-par job at raising capital. In fact, we have raised capital for these vehicles really only through performance and putting them in Schwab/Fidelity sort of supermarket - no load, and people come to us. We intend to and are currently exploring very aggressively ways to alter and to be much more aggressive in our marketing and to grow these portfolios to include potentially load, no load, wrap and many other different methodologies that we think can have a very powerful affect. And, obviously, we're very optimistic because we think the creation of the most difficult part, the performance and the track record, gives us great reason to believe we can have real success there. Obviously that remains to be seen, but this is an important part of our new strategic plan.

MR. FIDALGO: Okay. And secondly, if things follow your business plan, when would you expect your Fixed Income Capital Markets Group to reach breakeven?

MR. BILLINGS: They're very close currently, Miguel. Obviously the reason they're not actually is just corporate allocations. On a standalone unit basis, they're actually marginally profitable. So, we would expect inevitably it would be near term.

MR. FIDALGO: Okay. Then next, on First NLC in previous quarters, you had some visibility into the gain on sale into the next quarter and also the implied profitability. Do you expect First NLC to remain profitable for the foreseeable future?

MR. HENDRIX: We do, Miguel. It's not that we've returned to a particularly easy environment in that business, but between reducing costs and focusing on a couple of operational changes in the business, we're comfortable with maintaining profitability. But until we get a little bit different yield curve and a different mortgage environment, we're probably not going to return to the ROEs that we would have seen a year and a half, two years ago.

MR. BILLINGS: Having said that, Miguel, again, although it was profitable, it is important to recognize that in April it actually lost money. And so if it was coming out of last year's downturn into the first quarter, it really wasn't until the end of April until it returned to profitability. So the profitability levels we saw in the second quarter really are not reflective of the annualized run rate that the company is running today. Having said again, that it's a tough environment, we're very optimistic about their continued success. They've done a great, great job running their business, and we do think in the long run we're going to continue to see growing profitability in that business as it ultimately returns to much more normalized levels. Obviously, we are in the very early stages right now - perhaps the next quarter or two, it's just hard to say. But it is profitable, it's more profitable than it was in the second quarter, and we are optimistic that will continue to grow.

MR. FIDELGO: Good job turning that around. I guess lastly, could you help us understand how you're thinking about the REIT outside of the investment bank. So if you back out the value of FBR Capital Markets, how much book do you think, in your mind, is assigned to the REIT investment portfolio? And then what do you expect to be able to earn on it on a run rate basis as you go into the third quarter and you fully redeploy that capital?

MR. BILLINGS: Well again, Miguel, we don't want to get into projections and things like that. We do want people to understand, the best we can, the character of the business. And so I think you could break it down a couple of different ways. First of all, the book of the company is approximately $6 when you excise the capital market business. The way we look at the business is, in essence, in three component parts, including NLC which again is earning, at an annualized rate, probably now something in the vicinity of $5 to $6 million a quarter, fully taxed. Again remember everybody needs to make their own judgments about the environment and whether that gets better of worse on a go-forward basis. But if you were to annualize the most recent months, that's what you would conclude.

When you look at our merchant bank again, we are earning just about $4 million in dividends. We had I believe historically achieved about $4 million of gains in a quarter. So again, people need to make their own judgments as to the character of that business on a go-forward basis. But that is about the business as we see it.

And then clearly our spread business, which is in this process of transition and will continue to be for a number of quarters. Because as we reposition the agencies it is important to recognize, as Rick alluded to in a previous question, the non prime spread is contracting and that's normal, it's natural, as the portfolio ages that is expected and anticipated. That capital is coming back to us, and as it will over the course of the next four quarters we will get some significant percentage. Then we'll be able to do capital calls or the coupons will be adjusting up much more completely over the next four to five quarters. But the dual process there of the agency capital being redeployed at acceptable returns while the non prime portfolio returns are contracting somewhat, means that it's going to continue to be a little choppy. I think we're looking at probably something in the vicinity of $7 to $8 million of profitability as we look at that business right now on a quarterly basis. I don't think we expect it to be meaningfully different than that on a go-forward basis for a few quarters. But again as capital comes back we'll redeploy it effectively and it'll grow that return though as we go forward.

So that's kind of how we look at the business, Miguel, from an NLC, from a merchant and from a spread perspective on our spread businesses, remembering that $300 million, roughly, of our capital is in the non prime and that return will be somewhat subdued, quite subdued, for the next three or four quarters. So that will mitigate the returns from being what would be more normalized, in our judgment, considerably higher than the 8 to 10% we indicated; that is with some volatility that we would expect in the near term.

MR. FIDELGO: Got it. So it seems like maybe you can earn something like 50 or 60 cents on the REIT and then obviously the investment bank is worth $4-plus, based on the capital markets valuation. Thank you.

MR. BILLINGS: Thanks, Miguel.

OPERATOR: Your next question comes from Richard Herr with KBW.

MR. HERR: Hi guys, thanks for taking my follow up. This I guess is bigger picture. Now that you've adjusted your dividend policy and gone out and raised some capital for the broker-dealer, it looks like you might be returning to your roots more. Are you any more inclined to look to exit the REIT operation or possibly sell it in the case such as a Mortgage IT or placeCityAmes? Are you any more inclined to do that now than you were, say six months ago?

MR. BILLINGS: No, really we're not, Richard. I certainly understand the question and we certainly can understand it given the fact that the REIT has obviously underperformed quite significantly over the last year. The nature of the question and the frustration that certainly we, and I expect everybody, has.

But we do want to be clear, we think the REIT business is a great business. We have not changed that view really at all. We do, again, know we're in a transition phase as we get this capital redeployed properly, we think the redeployment of that capital over the course of the next handful of quarters will allow us to resume much more normalized levels of ROEs which as you know we believe to be considerably higher than they are now.

We believe the intrinsic value of that business is much higher than is currently reflected in the stock price. And we are very patient with this and we wish it could be done more quickly. But it's the nature of these things unfortunately, so we'll be patient and let that profitability normalize itself and we think with that we'll see that certainly strongly reflected in the stock. But we think there is benefit in the current structure. We think there's benefit in having FBR Capital Markets as a separate business and letting the market though much more clearly view the unique characteristics of this business. Without reiterating the things we say a lot, but the fact is that we have created a company in seventeen short years which is the largest initial equity underwriter in the placecountry-regionUnited States. As you know, that's the 7% business and it is the most valuable part of the equity capital markets business. So to have created a company that is the largest, in all industries and market caps, is a great, great value. It gives us enormous confidence in our ability to execute the second stage of this strategic plan.

We think that visibility was obscured significantly to the capital markets and to investors and we think this will help that very clearly. But we do think there is still great benefit in having the combined resources of both companies together and so we intend to continue to run the businesses as they're now structured.

Having said that though, Richard, we will be thoughtful to anything and we'll respond to any things that come our way, as we should. Operator, any more questions?

OPERATOR: Your next question comes from Jed Gore with Sunova Capital.

JED GORE, SUNOVA CAPITAL: Thanks for taking my question. Most of my questions have been answered. I don't recall, I couldn't tell whether you answered Richard's question on the gain-on-sale margins for the sub prime business?

MR. HENDRIX: Gain-on-sale margin, we sold on average at 210, we had 177 cost to originate. So in addition you've got a reserve you're going to put against the 210, but it's essentially 33 basis points.

MR. GORE: Okay, and Eric, as you look at the dividend policy, is it your intention to grow the dividends for the rest of this year or is that sort of, we'll see what happens?

MR. BILLINGS: No, to be very clear, we went to a variable dividend very purposely because we do believe the variable dividend more appropriately reflects the characteristics of the business and the nature of mortgage REIT businesses. By definition if you're paying out all of the earnings it should, by definition, have some volatility to it. So this gives the company the flexibility to pay those earnings out that the REIT provides us plus First NLC. I think we've hopefully given people a good indication of what we could anticipate that to be at this time, recognizing there is going to be volatility. And give people an understanding of what those dividends are likely to be in the near quarters and then hopefully growing as we redeploy more and more of the capital, simultaneously retaining all the capital markets earnings to grow the business and to grow the combined companies, FBR Group and FBR Capital Markets with the retention of that equity capital.

MR. GORE: Okay, thank you.

MR. BILLINGS: Thank you.

OPERATOR: At this time there are no further questions. Are there any closing remarks?

MR. BILLINGS: We thank everybody for joining and participating and look forward to talking to you all in the near future. Thank you.

OPERATOR: Thank you this concludes today's conference call. You may now disconnect.(WHEREUPON, the teleconference was concluded.)